Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of December 14, 2010, by and among OMNOVA Solutions Inc., an Ohio corporation (the “Issuer”), the Additional Guarantors signatory hereto (the “Additional Guarantors”) and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer, the Guarantors party thereto and the Trustee have entered into an Indenture, dated as of November 3, 2010 (the “Indenture”), which provided for the issuance of $250,000,000 aggregate principal amount of the Issuer’s 7 7/8% Senior Notes due 2018 (the “Notes”);

WHEREAS, Section 4.15 of the Indenture provides that the Issuer shall cause any Domestic Subsidiary that Guarantees the Issuer’s obligations or the obligations of any Domestic Subsidiary (other than an Unrestricted Subsidiary) under any Credit Facility to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, and premium, if any, and interest on, the Notes and all other obligations under the Indenture on a senior unsecured basis;

WHEREAS, the Additional Guarantors have guaranteed the Issuer’s obligations under one or more Credit Facilities and have executed and delivered to the Trustee such Guarantee;

WHEREAS, Section 9.01(d) of the Indenture provides that the Issuer and the Trustee may supplement the Indenture without the consent of the Holders of the outstanding Notes to add a Guarantor;

WHEREAS, the Issuer has furnished, or caused to be furnished, to the Trustee, and the Trustee has received, an Officer’s Certificate and Opinion of Counsel stating, among other things, that this First Supplemental Indenture is authorized by the provisions of the Indenture.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Additional Guarantors and the Trustee mutually covenant and agree for the benefit of each other and the equal and ratable benefit of the Holders as follows:

ARTICLE 1

Agreement

Section 1.1 Definitions. Capitalized terms used but not otherwise defined in this First Supplemental Indenture have the meanings ascribed thereto in the Indenture.

Section 1.2 Additional Guarantors. Each of the Additional Guarantors, shall be (i) a Guarantor under the Indenture and (ii) bound by and subject to the terms and conditions of the Indenture applicable to a Guarantor.

Section 1.3 Trustee’s Acceptance. The Trustee hereby accepts this First Supplemental Indenture and the Guarantees of the Additional Guarantors and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE 2

Miscellaneous

Section 2.1 Effect of Supplemental Indenture. Upon the execution and delivery of this First Supplemental Indenture by the Issuer, the Additional Guarantors and the Trustee, the Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.2 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3 Indenture and First Supplemental Indenture Construed Together. This First Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and the First Supplemental Indenture shall henceforth be read and construed together.

Section 2.4 Confirmation and Preservation of Indenture. The Indenture, as supplemented by this First Supplemental Indenture, are in all respects confirmed and preserved.

Section 2.5 Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required or deemed under the TIA to be part of and govern any provision of this First Supplemental Indenture, such provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to Indenture as so modified or to be excluded by this First Supplemental Indenture.

Section 2.6 Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7 Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Notes.

Section 2.8 Successors. All covenants and agreements of the Issuer in this First Supplemental Indenture shall bind its successors. All covenants and agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

Section 2.9 Certain Duties and Responsibilities of the Trustee. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.10 Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE.

Section 2.11 Counterpart Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.12 Headings. The Article and Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 2.13 The Trustee. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this First Supplemental Indenture, the Guarantees of the Additional Guarantors or for or in respect of the recitals contained herein, all of which are made by the Issuer and the Additional Guarantors.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

ISSUER:

OMNOVA SOLUTIONS INC.

By:	/s/ Michael E. Hicks
Name: Michael E. Hicks
Title: Senior Vice President and Chief Financial Officer

ADDITIONAL GUARANTORS:

ELIOKEM TOPCO, INC.

By:	/s/ James C. LeMay
Name: James C. LeMay
Title: Authorized Signatory

ELIOKEM, INC.

By:	/s/ James C. LeMay
Name: James C. LeMay
Title: Authorized Signatory

ARCHWOOD LAND & BUILDING COMPANY, LLC

By: Eliokem, Inc., its sole member

By:	/s/ James C. LeMay
Name: James C. LeMay
Title: Authorized Signatory

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President

[Signature Page to First Supplemental Indenture]